EXHIBIT 10.57
Compensation Arrangements with Named Executive Officers
Base Salaries
The following table sets forth the annual base salaries of FedEx’s named executive officers:

Name and
Current Position	Base Salary

Frederick W. Smith	$1,266,960
Chairman, President and Chief Executive Officer

Alan B. Graf, Jr.	$902,784
Executive Vice President and Chief Financial Officer

David J. Bronczek	$942,096
President and Chief Executive Officer — FedEx Express

T. Michael Glenn	$833,364
Executive Vice President, Market Development and Corporate Communications

Robert B. Carter	$762,960
Executive Vice President, FedEx Information Services and Chief Information Officer
Mr. Smith’s base salary is effective as of July 16, 2011. The base salaries of the other named executive officers were effective as of July 1, 2011.
Fiscal 2012 Annual Incentive Compensation Program
Chairman, President and Chief Executive Officer
Frederick W. Smith’s fiscal 2012 annual bonus will be based on the achievement of corporate objectives for consolidated pre-tax income for fiscal 2012. The independent members of the Board of Directors, upon the recommendation of the Compensation Committee, may adjust Mr. Smith’s bonus amount upward or downward based on their annual evaluation of Mr. Smith’s performance, including the quality and effectiveness of his leadership and the following corporate performance measures:
•	FedEx’s stock price performance relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Transportation Average, the Dow Jones Industrial Average and competitors;
•	FedEx’s stock price to earnings (P/E) ratio relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Industrial Average and competitors;
•	FedEx’s market capitalization;

•	FedEx’s revenue and operating income growth (excluding certain unusual items) relative to competitors;
•	FedEx’s free cash flow (excluding business acquisitions), return on invested capital (excluding certain unusual items), and weighted average cost of capital;
•	Analyst coverage and ratings for FedEx’s stock;
•	FedEx’s U.S. and international revenue market share; and
•	FedEx’s reputation rankings by various publications and surveys.
None of these factors will be given any particular weight in determining whether to adjust Mr. Smith’s bonus amount.
Mr. Smith’s annual bonus target for fiscal 2012 is 130% of his annual base salary (at fiscal year-end), with a maximum payout of 300% of his target bonus.
Non-CEO Named Executive Officers
The fiscal 2012 annual bonus target payouts for the non-CEO named executive officers, as a percentage of annual base salary (at fiscal year-end), are as follows:

Name	Target Payout

Alan B. Graf, Jr.	90%
David J. Bronczek	100%
T. Michael Glenn	90%
Robert B. Carter	90%
The maximum payout for each executive is 240% of his target bonus.
The fiscal 2012 annual bonus for the non-CEO named executive officers will be based on:
•	the achievement of individual objectives established at the beginning of the fiscal year for each executive (30% of each executive’s target bonus); and
•	the achievement of corporate objectives for consolidated pre-tax income for fiscal 2012 (70% of each executive’s target bonus).
The annual bonus payout opportunity relating to individual performance will be contingent upon achievement of consolidated pre-tax income objectives under the bonus plan (as well as achievement of the individual performance objectives). Mr. Smith will determine the achievement level of each executive’s individual objectives at the conclusion of fiscal 2012.
Company Financial Performance Measure
The annual bonus payout opportunity relating to company financial performance for each named executive officer ranges, on a sliding scale, from a minimum amount if the annual bonus plan’s pre-established consolidated pre-tax income threshold is achieved up to a maximum amount if such financial performance goal is substantially exceeded. Ordinarily, our business plan objective for consolidated pre-tax income is the target under the annual bonus plan. In keeping with our pay-for-performance philosophy, our fiscal 2012 annual bonus plan design seeks to reward employees for their motivation during lean economic times and for improved company performance. Accordingly, the fiscal 2012 target objective for the company performance factor under the annual bonus plan is less than the fiscal 2012 business plan objective for consolidated pre-tax income.

Long-Term Incentive Program
FedEx’s long-term incentive (“LTI”) plans for the three-fiscal-year periods 2010 through 2012, 2011 through 2013 and 2012 through 2014, provide long-term cash bonus opportunities to members of upper management, including the named executive officers, upon the conclusion of fiscal 2012, 2013 and 2014, respectively, if certain aggregate fully diluted earnings per share (“EPS”) goals established by the Board of Directors are achieved with respect to those periods. No amounts can be earned for the fiscal 2010 through 2012, 2011 through 2013 and 2012 through 2014 plans until 2012, 2013 and 2014, respectively, because achievement of the EPS goals can only be determined following the conclusion of the applicable three-fiscal-year period.
Traditionally, the base-year number over which the three-year average annual EPS growth rate goals are measured for an LTI plan is the final full-year EPS of the preceding fiscal year. For the fiscal 2010 through 2012 LTI plan, however, an adjusted base-year number ($2.93) was used rather than the final fiscal 2009 EPS. This adjusted base-year number was set so that 12.5% growth from the number would equal the fiscal 2010 business plan EPS goal.
The following table sets forth the potential future payouts to each of FedEx’s named executive officers under FedEx’s LTI plans:

		Potential Future Payouts
	Performance	Threshold	Target	Maximum
Name	Period	($)	($)	($)

Frederick W. Smith	FY2010–FY2012	875,000	3,500,000	5,250,000
	FY2011–FY2013	875,000	3,500,000	5,250,000
	FY2012–FY2014	1,000,000	4,000,000	6,000,000

Alan B. Graf, Jr.	FY2010–FY2012	300,000	1,200,000	1,800,000
	FY2011–FY2013	300,000	1,200,000	1,800,000
	FY2012–FY2014	300,000	1,200,000	1,800,000

David J. Bronczek	FY2010–FY2012	375,000	1,500,000	2,250,000
	FY2011–FY2013	375,000	1,500,000	2,250,000
	FY2012–FY2014	375,000	1,500,000	2,250,000

T. Michael Glenn	FY2010–FY2012	300,000	1,200,000	1,800,000
	FY2011–FY2013	300,000	1,200,000	1,800,000
	FY2012–FY2014	300,000	1,200,000	1,800,000

Robert B. Carter	FY2010–FY2012	300,000	1,200,000	1,800,000
	FY2011–FY2013	300,000	1,200,000	1,800,000
	FY2012–FY2014	300,000	1,200,000	1,800,000

The potential individual future payouts set forth in the table above are set dollar amounts ranging from threshold (minimum) amounts, if the EPS goal achieved is less than target, up to maximum amounts, if the plan goal is substantially exceeded. There can be no assurance that the potential future payouts shown in this table will be achieved.